UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2011

Commission file number 001-32511

IHS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13‑3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East
Englewood, CO 80112
(Address of principal executive offices)
(303) 790‑0600
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 26, 2011, IHS Inc. (“IHS”) and a wholly-owned subsidiary of IHS entered into an Agreement and Plan of Merger (the “Purchase Agreement”) with SMT Holding Corp., a Delaware corporation (“Seismic Micro-Technology” or “SMT”), pursuant to which IHS will acquire all of the outstanding equity interests of SMT for approximately $500 million in cash, subject to adjustments including working capital at closing, that may result in a slightly higher or lower net purchase price.

The Purchase Agreement contains customary representations and warranties and covenants by each of the parties. Consummation of the acquisition is conditioned on antitrust clearance pursuant to the Hart-Scott-Rodino Act and certain other customary closing conditions. The Purchase Agreement is subject to termination by mutual agreement of the parties, by either party upon a material default by the other party, or by either party if the closing has not occurred within sixty days of the effective date or 150 days thereafter if necessary to satisfy certain closing conditions in the Purchase Agreement, assuming that the failure to close was not the result of such terminating party's breach of the Purchase Agreement.

The foregoing summary of the material terms of the Purchase Agreement is qualified by reference to the Purchase Agreement, a copy of which is expected to be filed with the IHS quarterly report on Form 10-Q for the third fiscal quarter of 2011.

Item 7.01. Regulation FD Disclosure.

IHS issued a media release on July 26, 2011 announcing the signing of the Purchase Agreement. In addition, the release provides instructions for accessing a call at 5:00pm EDT on July 26, 2011, that is open to the public. During that call, the IHS management team will discuss the proposed acquisition of SMT and answer questions. The call will also be recorded and available for replay on the IHS website at www.ihs.com. A copy of the media release is filed as Exhibit 99.1 and is incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Media Release dated July 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: July 26, 2011	By:	/s/ Stephen Green
Stephen Green
General Counsel and Secretary

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